Exhibit 21.1

Subsidiaries of GAMCO Investors, Inc.

The following table lists the direct and indirect subsidiaries of GAMCO Investors, Inc. (the “Company”), except those investment partnerships and offshore funds which are consolidated. In accordance with Item 601 (21) of Regulation S-K, the omitted subsidiaries considered in the aggregate as a single subsidiary would not constitute a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X.

Name	Jurisdiction of Incorporation or Organization
Gabelli Funds, LLC	New York
(100%-owned by the Company)
GAMCO Asset Management Inc.	New York
(100%-owned by the Company)
Gabelli Fixed Income, Inc.	New York
(100%-owned by the Company)
GAMCO Asset Management (UK) Limited	United Kingdom
(100%-owned by the Company)
Gabelli Fixed Income L.L.C.	Delaware
(100%-owned by Gabelli Fixed Income, Inc.)
GAMCO Acquisition LLC	New York
(100%-owned by the Company)
Distributors Holdings, Inc.	Delaware
(100%-owned by GAMCO Asset Management Inc.)
G.distributors, LLC	Delaware
(100%-owned by Distributors Holdings, Inc.)
Gabelli Japan K.K.	Japan
(100%-owned by the Company)